FOR IMMEDIATE RELEASE	Media Contacts:
G. William Beale
Chief Executive Officer
Union First Market Bankshares Corporation
(804) 632-2121 — gwbeale@ubsh.com

UNION FINALIZES FIRST MARKET BANK DEAL

Richmond, VA – February 1, 2010 – Union First Market Bankshares Corporation, the newly named Virginia multi-bank holding company (“Union”), is pleased to announce it has completed its acquisition of First Market Bank (“First Market”). As previously announced, the Company will merge its two largest bank subsidiaries, Union Bank and Trust Company and First Market, to form Union First Market Bank in March of this year and will move its corporate headquarters to Richmond in April.

“This day is the culmination of nearly a year of diligent efforts by both organizations,” said G. William Beale, Union’s Chief Executive Officer. “Our teammates have worked together to obtain the necessary shareholder and regulatory approvals and are poised to combine these strong organizations and continue our collective efforts to build one of Virginia’s premier community banking organizations.”

About Union First Market Bankshares Corporation

Union First Market Bankshares Corporation is one of the largest community banking organizations based in Virginia, providing full-service banking to the Northern, Central, Rappahannock, Tidewater, and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank and Trust Company (41 locations in the counties of Albemarle, Caroline, Chesterfield, Fairfax, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, and Westmoreland and the cities of Fredericksburg, Williamsburg, Newport News, Grafton, and Charlottesville); First Market Bank (38 locations in the counties of Chesterfield, Hanover, Henrico, James City and Stafford and the cities of Chester, Colonial Heights, Richmond and Roanoke); Northern Neck State Bank (nine locations in the counties of Richmond, Westmoreland, Essex, Northumberland, and Lancaster); and Rappahannock National Bank (seven locations in Washington, Front Royal, Middleburg, Warrenton, and Winchester). Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Union Bank and Trust Company also owns a non-controlling interest in Johnson Mortgage Company, LLC. Additional information is available on the Company’s web site at www.ubsh.com. The shares of the company are traded on the NASDAQ Global Select Market under the symbol “UBSH.”